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                                                                   EXHIBIT 99.7


             AMENDMENT TO CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

         This Amendment ("Amendment") is made as of August 12, 1997, to the 6% Secured Convertible Subordinated Debenture Purchase Agreement dated August 12, 1997 (the "Agreement") between NETMED, INC., (the "Company"), and CPR (USA) INC. (the "Purchaser"). All capitalized terms which are not otherwise defined herein shall have the meanings as defined in the Agreement.

         WHEREAS, pursuant to the Agreement, on August 13, 1997, the Company issued $2,200,000 in principal amount of Debentures to the Purchaser; and

         WHEREAS, the parties desire to amend the Agreement as provided herein;

         NOW THEREFORE, the parties agree as follows:

         1. Conversion Date. The definition of "Conversion Date" contained in Section 1 of the Agreement is hereby amended to read as follows:

                  "Conversion Date" means the date on which the Purchaser has telecopied the Notice of Conversion to the Company. The Debentures (including any interest or additional interest accrued thereon) are convertible at any time during their term; provided, however that (i) no Conversion Shares may be sold by the Purchaser prior to ninety (90) calendar days after the Closing Date, and (ii) prior to two hundred seventy (270) days after the Closing Date, the aggregate number of Conversion Shares which may be sold by Purchaser shall not exceed 366,667. Notwithstanding the foregoing, the Company can prohibit any sales of Conversion Shares from December 14, 1997 to February 1, 1998 (the "Blackout Period").

         2. Confirmation of Agreement. The provisions of the Agreement, as amended hereby, are ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

                                             NETMED, INC.

                                             By /s/ David J. Richards
                                                ----------------------------
                                                David J. Richards, President


                                             CPR (USA) INC.

                                             By /s/ George T. Hartigan
                                                ----------------------------
                                                George T. Hartigan,
                                                Chief Operations Officer